Exhibit 99.(k)(2)

ADMINISTRATION AGREEMENT

Agreement made as ofthis 28 day of September, 2012, by and between the funds listed in Appendix A (each, a “Fund” and collectively, the “Funds”), and Aberdeen Asset Management Inc., a Delaware corporation (the “Administrator”) (this “Agreement”).

WHEREAS, each Fund operates as a closed-end non-diversified management investment company, and is so registered under the Investment Company Act of I 940, as amended (the “I 940 Act”); and

WHEREAS, each Fund desires to retain the Administrator to provide certain administrative services to the Fund, under the terms and conditions stated below, and the Administrator is willing to provide such services for the compensation set forth below;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties agree as follows:

I.            Appointment. Each Fund hereby appoints the Administrator as administrator of such Fund on the terms set forth in this Agreement, subject to the overall supervision of such Fund’s Board of Directors (the “Board,” and collectively, the “Boards”), and the Administrator accepts such appointment and agrees that it will be responsible for the provision of the services set forth in paragraph 2 below.

2.          Services and Duties of the Administrator. Subject to the supervision of each Fund’s Board, the Administrator will, on a continuing basis, be responsible for the provision offacilities for meetings ofthe Board and stockholders of each Fund and personnel and office facilities sufficient for the provision of the following services to each Fund:

(a)         preparation for review by an officer of the Fund and filing with the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange of the Funds’ annual, semi-annual and quarterly reports and periodic reports to stockholders (including any financial statements included therein), preparation for review by an officer of the Fund of information and reports as may be required by the New York Stock Exchange and assisting in the preparation of the financial information relating to the Fund for the Fund’s proxy material and earnings press releases;

(b)         preparation of all reports required to be filed with the SEC based on information provided to it by the Fund or an agent of the Fund, and the filing of such completed reports with the SEC;

(c)          coordinating with the Fund’s independent accountants and any sub administrator in providing the information necessary for such accountants to audit the Fund’s financial statements and such other reports as may be necessary and to prepare and file the Fund’s federal income and excise tax returns and the Fund’s state and local tax returns and any other required tax returns;

(d)         arrangement for the printing and dissemination to stockholders of the Fund’s proxy materials and supervision of the tabulation of proxies by the Fund’s transfer agent;

(e)          establishing the timeline and coordinating the compilation of the materials for any regularly scheduled or special Board meeting of the Fund;

(f)           attending and preparing minutes of in-person and telephonic meetings ofthe Board and any committees thereof, and making presentations at such meetings, where appropriate;

(g)          organize, attend and keep minutes of stockholder meetings ofthe Fund;

(h)         negotiation of contractual arrangements with the Fund’s service providers, as applicable, including, but not limited to the custodians, transfer agents, dividend paying agents, independent accountants, any sub-administrators and printing companies, and monitoring the performance of such agents pursuant to such arrangements’ including making such reports and recommendations to the Board concerning the performance and fees of such agents as the Board may reasonably request or deems appropriate;

(i)             calculating or arranging for the calculation and publication of the Fund’s net asset value in accordance with the Fund’s registration statement under the 1940 Act and Securities Act of 1933, as amended, and arrange for the Fund’s net asset value to be made available for public dissemination;

(j)            maintaining, or arranging for the maintenance of, certain books and records of the Fund, under Rule 31a-1 under the 1940 Act;

(k)         establishment of the accounting policies of the Fund, establishment of and monitoring of the Fund’s operating expense budgets, processing the payment of bills that have been approved by an authorized officer ofthe Fund and reporting to the Fund’s management monthly the amount of expenses incurred and paid during the prior month;

(I)           advising the Board as to the amounts available for distribution of any periodic dividends and annual distributions that are to be declared and paid by the Fund to its stockholders; preparation and arrangement for the printing of dividend notices to stockholders; and providing the transfer and dividend disbursing agent and custodian with such information as is required for such parties to effect the payment of dividends and distributions and to implement the Fund’s dividend reinvestment plan;

(m)     ifrequested by the Board and subject to Board approval, designating one or more of its employees to serve as officers ofthe Fund;

(n)         if requested by the Board and subject to Board approval, designating a Chief Compliance Officer for the Fund.

(o)         forwarding promptly to the Fund’s counsel certain non-routine and material communications (including notices received under any agreement to which the Fund is a party) received by the Administrator or its agents on behalf of the Fund;

(p)         assisting the Fund in responding to requests for information concerning the Fund made by representatives of regulatory entities having jurisdiction over the Funds;

(q)         responding to general requests for information concerning the Fund and assisting the Fund in developing a stockholder relationship program;

(r)            assisting the Fund’s investment adviser, custodian, counsel, auditors and other agents as generally may be required to properly carry on the business and operations ofthe Fund;

(s)           monitoring compliance procedures for the Fund, which will include, without limitation, procedures to monitor compliance with the Fund’s investment objective, policies and limitations, tax matters and applicable laws and regulations;

The Administrator will, as applicable, provide the foregoing services and duties in conjunction with the Fund’s accountants, custodian, legal counsel and other agents and professionals retained by the Fund.

3.              Intentionally Omitted.

4.              Services Not Exclusive. The Administrator’s services hereunder are not deemed to be exclusive, and the Administrator is free to render administrative or other services to other funds or clients so long as the Administrator’s services under this Agreement are not impaired thereby.

5.              Administrative Expenses. During the term of this Agreement, the Administrator will assume all expenses incurred by it in connection with its services under this Agreement, except that a Fund shall reimburse the Administrator: (i) for third party expenses, if any, related to establishing such Fund on the operations system of a third party service provider and (ii) out-of-pocket expenses incurred by employees of the Administrator who are officers of such Fund in connection with their attendance at meetings of the Board or any committee thereof or any other meeting at which such Fund requires the attendance of any such Administrator employee or employees.

6.              Employment of Sub-Administrator. Upon the prior approval of the Boards, the Administrator may employ the services ofthird parties in connection with the performances of its obligations under this Agreement. Without limitation of any of the foregoing, the Administrator may retain one or more parties to serve as sub administrators and may subcontract with such sub-administrators on such terms and conditions as may be agreed to by the Administrator and such sub administrator(s) with respect to the performance of the Administrator’s obligations hereunder.

7.              Compensation. For the services provided and expenses assumed by the Administrator under this Agreement, each Fund will pay the Administrator a fee that is computed monthly and paid quarterly, as indicated on Appendix A.

8.              Chief Compliance Officer Services.· With respect to a Fund for which the Administrator or an affiliate of the Administrator does not serve as the investment manager, the Board’s request, the Administrator may recommend a Chief Compliance Officer for the Fund, subject to the Board’s request. Each Fund’s annual fee to the Administrator for utilizing this service is indicated on Appendix A.

9.              Representations and Warranties of the Administrator. The Administrator represents and warrants to the Funds that:

(a)         it is a corporation duly organized and existing under the laws of Delaware; (b) it is duly qualified to carry on its business in Pennsylvania;

(c)          it is empowered under applicable laws and by its articles of incorporation and by-laws to enter into and perform this Agreement;

(d)         all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement; and

(e)          it has or will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

10.       Representations and Warranties of each Fund. Each Fund represents and warrants to the Administrator that:

(a)         it is a corporation duly organized and existing and in good standing under the laws of Maryland;

(b)         it is empowered under applicable laws and by its articles of incorporation and by-laws to enter into and perform this Agreement;

(c)          all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement; and

(d)         it is currently, and will use its best efforts to continue to be, in compliance in all material respects with all securities laws applicable to it.

11.       Limitation of Liabilitv. The Administrator will not be liable for any error of judgment or mistake of law or for any loss suffered by a Fund or its stockholders in connection with the performance of its duties under this Agreement, except a loss resulting from wilful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its duties under this Agreement (“disabling conduct”). Each Fund agrees to indemnify and hold harmless the Administrator and its shareholders, officers, directors, employees and agents against any liability for any damages, expenses (including the reasonable value oftime spent by the Administrator’s employees) or direct losses reasonably incurred as a result of any failure of a Fund to comply with the 1940 Act, the

Internal Revenue Code of 1986, as amended, and the ru I es and regu 1ations promulgated thereunder, and other legal requirements, and with its investment policies and limitations as in effect, or as a result of the Administrator’s acting as an administrator pursuant to this Agreement, and not resulting from disabling conduct; provided that nothing herein shall constitute a waiver or limitation of any rights which a Fund may have under applicable securities or other laws.

12.       Duration and Termination. This Agreement will become effective the date first above written, and shall continue in effect thereafter until termination by the Administrator on 90 days’ written notice to a Fund or a Fund upon 60 days’ written notice to the Administrator without payment of any penalty. This Agreement shall automatically terminate upon its assignment (as defined in the 1940 Act, and its Rules thereunder) by the Administrator to any entity.

13.       Amendment ofthis Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

14.       Miscellaneous.

(a)         The captions in this Agreement are included for convenience of reference only and in no way define or delimit any ofthe provisions hereof or otherwise affect their construction or effect.

(b)         If any provision ofthis Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(c)          This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors.

(d)         This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

(e)          All books, records, dates and other information pertaining to each Fund shall be maintained as confidential by the Administrator and the Administrator shall not disclose or turn over any of such information to any other person or entity unless required by law or requested by a Fund to do so; provided, that the Administrator shall have no liability for disclosure after the termination ofthis Agreement of information concerning each Fund which has already been disclosed through no fault ofthe Administrator.

(f)           This Agreement shall be governed by and construed in accordance with the laws ofthe State of Delaware; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

THE FUNDS LISTED IN APPENDIX A

By:	/s/ John J. O’Keefe
	Name:	John J. O’Keefe
	Title:	Vice President & Treasurer

ABERDEEN ASSET MANAGEMENT INC.

By:	/s/ Lucia Sitar
	Name:	Lucia Sitar
	Title:	U.S. Counsel

Appendix A

Fund	Administration Fee	Compliance Officer Fee

The Singapore Fund, Inc., a Maryland corporation	Annual rate of 0.20% of the value of the Fund’s average weekly net assets	Not applicable.

The Japan Equity Fund, Inc., a Maryland corporation

Annual rate of 0.20% of the value of the Fund’s average weekly net assets up to $60 million; annual rate of 0.15% of the value of the Fund’s average weekly net assets between $60 million and $100 million; and annual rate of 0.10% of the value of the Fund’s average weekly net assets above $100 million.

Annual fee of $75,000.

The Thai Capital Fund, Inc., a Maryland corporation	Annual rate of 0.20% of the value of the Fund’s average weekly net assets	Annual fee of $21,000.